Exhibit 10.19

RESTRICTIVE COVENANT AGREEMENT OF BRIAN D. LANGSTRAAT

September 10, 2003

Simultaneously with the execution and delivery of this Agreement, Mr. Brian D. Langstraat (the "Restricted Party") is entering into an employment agreement with Parametric Portfolio Associates LLC (the "Company'') to become Chief Executive Officer of the Company. The Restricted Party is also the owner of certain membership interests in PPA Acquisition L.L.C., a Delaware limited liability company ("PPA Acquisition").  PPA Acquisition is party to a Stock Purchase Agreement, dated as of June 4, 2003, as amended (the "Stock Purchase Agreement"), by and among PPA Acquisition, certain of its members, PPA Acquisition Corp., the predecessor by conversion of the Company, and Eaton Vance Acquisitions, a Massachusetts business trust ("EVA"). Pursuant to the Stock Purchase Agreement, EVA purchased from PPA Acquisition 80% of the outstanding capital stock of the Company prior to such conversion.

The execution and delivery of this Agreement by the Restricted Party is a condition to both the Restricted Party’s employment by the Company and the consummation by EVA of the transactions contemplated by the Stock Purchase Agreement, each of which provides a substantial benefit to the Restricted Party.

In order to induce the Company to employ the Restricted Party and to induce EVA to purchase equity in the Company’s parent, PPA Corp., from PPA Acquisition, the Restricted Party, for the benefit of the Company and EVA, intending to be legally bound, agrees as follows:

1.            Definitions. Whenever used in this Agreement, the following terms shall have the respective meanings given to them below:

Affiliate: of a person means a person that directly or indirectly through one or  more intermediaries, controls, is controlled by, or is under common control with, the first person, including but not limited to a Subsidiary of the first person, a person of which the first person is a Subsidiary, or another Subsidiary of a person of which the first person is also a Subsidiary. "Control" (including the terms "controlled by" and ''under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

Applicable Restricted Period: the period, commencing on the date of this Agreement and ending the later of (i) twenty-four (24) months after the first date on which none of the Specified Companies employs the Restricted Party (without regard to reasons for termination) and (ii) the fifth anniversary of this Agreement; provided, however, that effective as of January 1, 2013, the period set forth in clause (i) shall be reduced from twenty-four (24) months to twelve (12) months solely for purposes of Section 5 hereof.

Client: at any given point in time, means a person, who, directly or indirectly, at such time or at any time within the prior 24-month period, (i) receives investment management or advisory services from any of the Specified Companies, or (ii) has been solicited or otherwise contacted by any of the Specified Companies for the purposes of providing investment management or advisory services to such person. For purposes of this Agreement, the term "investment management or advisory services" means (a) money and asset management (b) investment sub-advisory services for, among others, wrap-fee programs and mutual funds, (c) analyst services, including with respect to equity and debt securities, capital markets, specific market sectors and asset allocation, and (d) activities relating to the development, distribution and servicing of software intended for use in connection with the foregoing.

Confidential Information: confidential or other proprietary information that is owned or used by any of the Specified Companies, including methods of operation and the details relating thereto, the names of any of the Specified Companies’ past or present Clients and the sales information relating thereto, fees and fee schedules, commissions, records (including investment performance records of the accounts and assets managed by any of the Specified Companies, data and any other confidential business information designated by any of the Specified Companies). Confidential Information shall not include information which: (a) is or becomes public knowledge without any action by, or involvement of, the Restricted Party; (b) is disclosed by the Restricted Party with the prior written approval of the Company; or (c) is disclosed pursuant to any judicial or governmental order, provided that Restricted Party gives the Company sufficient prior notice to contest such order.

Developments: all discoveries, inventions, designs, improvements, enhancements, ideas, concepts, techniques, know-how, software, documentation or other works of authorship, whether or not copyrightable or patentable, related to any business or technology that has been developed or is under development by any of the Specified Companies.

Intellectual Property Rights:  all forms of intellectual property rights and protections that may be obtained for, or may pertain to, the Confidential Information and Developments and may include without limitation all right, title and interest in and to (i) all letters patent and all filed, pending or potential applications for letters patent, including any reissue, reexamination, division, continuation or continuation-in-part applications throughout the world now or hereafter filed; (ii) all trade secrets, and all trade secret rights and equivalent rights arising under the common law, state law, Federal law and laws of foreign countries; (iii) all mask works, copyrights other literary property or author’s rights, whether or not protected  by  copyright or as a mask work, under common law, state law, Federal law and laws of foreign countries; and (iv) all proprietary indicia, trademarks, tradenames, symbols, logos and/or brand names under common law, state law, Federal law and laws of foreign countries.

person: any natural person, firm, partnership, association, corporation, company, trust, business trust, governmental authority or other entity, including any bank, or other financial institution, any registered investment company, any financial investment advisor, any broker-dealer, any private investment partnership, or any fiduciary.

Restricted Area: The State of Washington, the Commonwealth of Massachusetts, the State of New Jersey, the State of Georgia, and anywhere else in the United States of America or anywhere else in the world, including any geographic area in which a Client is resident or engages in business.

Specified Companies: (a) the Company, (b) EVA and Eaton Vance Corp., a Maryland corporation ("EVC"), and any Affiliate of either of them, and (c) any successors or assigns of any of the foregoing.

Subsidiary: each corporation or other person in which a person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

2.            Confidentiality; Assignment of Inventions.

(a)           Confidentiality. The Restricted Party shall not, directly or indirectly, at any time or in the future, disclose to anyone, or use in competition with any of the Specified Companies, any Confidential Information of or pertaining to any of the Specified Companies, including without limitation, any trade secrets, advertising arrangements, costs, financial data, employee information or information as to organization or structure of any of the Specified Companies.  The Restricted Party shall not, now or at any time in the future, disclose to any of the Specified Companies, use in the Specified Companies’ business, or cause any of the Specified Companies to use, any confidential or proprietary information or materials of any third party.

(b)           Assignment. The Restricted Party irrevocably assigns to any of the Specified Companies, or to any party designated by any of the Specified Companies, his or her entire right, title and interest in all Developments that are made, conceived, or developed by the Restricted Party, in whole or in part, alone or jointly with others, within the scope of his or her affiliation with any of the Specified Companies. Such assignment shall include all Intellectual Property Rights in such Developments.

(c)           Records. All papers, books and records of every kind and description relating to the business and affairs of any of the Specified Companies, or any of their Affiliates, whether or not prepared by the Restricted Party, other than personal notes prepared by or at the direction of the Restricted Party, shall be the sole and exclusive property of such Specified Company, and the Restricted Party shall surrender them to such Specified Company at any time upon request by such Specified Company.

3.            Nonsolicitation. The Restricted Party shall not, for the Applicable Restricted Period, directly or indirectly, whether as owner, part owner, shareholder, partner, member, director, officer, trustee, employee, agent or consultant, or in any other capacity, on behalf of himself or herself or any person other than any of the Specified Companies, knowingly (after having made reasonable inquiry):

(a)           solicit or induce, whether directly or indirectly, any person for the purpose (which need not be the sole or primary purpose) of (i) causing any funds with respect to which  any of the Specified Companies provides investment management or investment advisory  services to be withdrawn from such management, or (ii) causing any Client not to engage any of the Specified Companies to provide investment management or investment advisory services for any funds;

(b)           contact or communicate with, in either case in connection with investment management or investment advisory services or the marketing or sale of such services, whether directly or indirectly, any Client of any of the Specified Companies; or

(c)           solicit or induce, or attempt to solicit or induce, directly or indirectly, any employee or agent of, or consultant to, any of the Specified Companies to terminate its, his or her relationship therewith, or hire any such person, agent or consultant, or former person, agent or consultant.

4.            Additional Restrictions With Respect To Clients. The Restricted Party shall not, for the Applicable Restricted Period, directly or indirectly, whether as owner, part owner, shareholder, partner, member, director, officer, trustee, employee, agent or consultant, or in any other capacity, on behalf of himself or any person other than any of the Specified Companies, provide investment management or investment advisory services to any Client or services in connection with the marketing or sale of investment management or investment advisory services to any Client .

5.            Restrictions With Respect To Other Persons. The Restricted Party shall not, for the Applicable Restricted Period, and within the Restricted Area, directly or indirectly, whether as owner, part owner, partner, member director, officer, trustee, employee, agent or consultant, for or on behalf of any person other than any of the Specified Companies, perform any investment management or investment advisory services for any person who is not a Client or services in connection with the marketing or sale of investment management or investment advisory services to any person who is not a Client.

6.            Certain Understandings.

(a)           This Agreement shall not prohibit the Restricted Party from owning up to 1 % of the outstanding shares of any class of stock that is registered under the Securities Exchange Act of 1934, as amended, and listed on a national stock exchange or traded or quoted for trading on any national securities market, provided that the Restricted Party does not violate any of the express provisions of this Agreement.

(b)           The restrictions of this Agreement shall not apply to services to Clients of any of the Specified Companies who are also members of the immediate family of the Restricted Party or any performance related to a Restricted Party’s own account or the account of a member of Restricted Party’s immediate family, provided those services are performed without fee or remuneration.

7.            Miscellaneous.

(a)           Blue Pencil. The provisions contained in this Agreement as to the time periods, geographic area and scope of activities restricted shall be deemed divisible, so that if any provision contained in this Agreement is determined to be invalid or unenforceable, that provision shall be deemed modified so as to be valid and enforceable to the full extent lawfully permitted.

(b)           Enforcement. The Restricted Party agrees and warrants that the covenants contained in this Agreement are reasonable, that valid and substantial consideration has been and will be received for those covenants and that the covenants set forth in this Agreement are the result of arms-length negotiations between the parties to this Agreement. The Restricted Party recognizes that the provisions of this Agreement are vitally important to the preservation of each of the Specified Companies' goodwill and the continuing welfare of each of the Specified Companies, and that a breach of those provisions would result in material, irreparable injury to any of the Specified Companies for which there is no adequate remedy at law and for which monetary damages could not be measured precisely. Accordingly, in the event of any violation by the Restricted Party of any covenant in this Agreement, each of the Specified Companies, in addition to any other remedies they may have, shall have the right to institute and maintain a proceeding to compel specific performance thereof or to issue an injunction restraining any action by the Restricted Party's violation of this Agreement.

(c)           Successors and Assigns. This Agreement shall be binding upon the Restricted Party and shall inure to the benefit of the Specified Companies.

(d)           Waiver. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such rights, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such rights, power or privilege or the exercise of any other rights, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

(e)           Governing Law, etc.

(i)            This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the conflict of laws rules thereof (other than Section 5-1401 and 5-1402 of the General Obligations Law of the State of New York).

(ii)          The parties hereby agree that, in the event of any dispute (other than a dispute in respect of which provisions for resolution are otherwise set forth in this Agreement), they will meet and attempt to resolve such dispute within 10 days after a party gives a notice of dispute to one other party or parties. If for any reason they do not agree on a resolution, then each party will consider whether alternative dispute resolution (including, without limitation, arbitration) would be appropriate for the resolution of such dispute. Alternative dispute resolution shall be adopted only if all parties agree in writing, such decision to be made by each party in its sole discretion. This Section 7(e) shall not affect or be deemed to require any delay in the ability of any party to seek injunctive relief in respect of any dispute arising under this Agreement.

(iii)         The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Washington and the Federal courts of the United States of America located in the City of Seattle, State of Washington, solely in respect of the interpretation and enforcement of  the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. Each of the parties irrevocably agrees that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, or with respect to any such action or proceeding, shall be  heard and determined in such a Washington or Federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts lawfully decline to exercise such jurisdiction. Each of the parties hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each of the parties hereby waive, and agree not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts.   The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7G) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(f)           Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement, or the application of any provision to any person or circumstance, is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever. If any of the covenants set forth in this Agreement are held to be unreasonable, arbitrary or against public policy, such covenants shall be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time and geographic area, shall be effective, binding and enforceable against the Restricted Party.

(g)           Assignability. The Restricted Party specifically acknowledges and agrees that in the event (i) the Company should undergo any change in ownership or change in structure or control or (ii)  the Company should transfer all or substantially all of its assets to another entity, the covenants set forth in this Agreement and the right to enforce such covenants may be assigned by the Company to any company, business, partnership, individual or entity in connection therewith, and that the Restricted Party shall continue to remain bound by such covenants.

(h)           Counterparts. This Agreement may be executed in any one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

(i)            Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation. All reference to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided herein, the word "including" does not limit the preceding words or terms.

(j)            Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy (which is confirmed), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

(i)            To the Company:

Parametric Portfolio Associates LLC

1151 Fairview Avenue N

Seattle, WA 98109

Attention: Chief Legal Officer

(ii)           To Brain Langstraat:

115 Maiden Lane East

Seattle, WA 98112

or to such other address as the party to whom notice is given may be previously furnished to the other parties in writing in the manner set forth above.

(k) Entire Agreement. This Agreement, the Stock Purchase Agreement and the other agreements provided for in the Stock Purchase Agreement, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements and understandings between or among the parties with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

BRIAN D. LANGSTRAAT

/s/ Brian D. Langstraat

Accepted and Agreed:

PARAMETRIC PORTFOLIO ASSOCIATES
LLC, a Delaware limited liability company

By:	/s/ David M. Stein
Name:	David M. Stein
Title:	Managing Director

EATON VANCE ACQUISITIONS,
a Massachusetts business trust

By:	/s/ James B. Hawkes
Name:	James B. Hawkes
Title:	President